EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of Amendment No. 2 to this Registration Statement on Form S-1 of our report dated March 15, 1996, relating to the financial statements of Stage Stores, Inc. which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the period and two years ended February 3, 1996 listed under Item 16(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the references to us under the headings "Experts" in such Prospectus.


PRICE WATERHOUSE LLP


Houston, Texas
June 27, 1996